Exhibit 10.2

Summary of May 10, 2006 oral agreement with Joseph F. Pinkerton, III, its Chairman of the

Board and its former President and Chief Executive Officer

On May 10, 2006, Active Power entered into an oral agreement with Joseph F. Pinkerton, IIII in connection with his departure as Chief Executive Officer of the company and his continuation as its Chairman of the Board. Pursuant to the terms of such agreement, Mr. Pinkerton will receive an annual base salary of $90,000 and his annual bonus target under Active Power’s Executive Compensation Plan will be 100% of his annual base salary. Mr. Pinkerton will continue to participate in Active Power’s employee benefit programs.